Exhibit 10.3

HILLENBRAND, INC. STOCK INCENTIVE PLAN
PERFORMANCE BASED UNIT AWARD AGREEMENT

Relative Total Shareholder Return

This Performance Based Unit Award Agreement (this “Agreement”) is effective as of the        day of                   , 20    , between Hillenbrand, Inc. (the “Company”) and                                    (the “Employee”).  The Award evidences the grant by the Company of Restricted Stock Units subject to the attainment of certain performance measures as described herein (hereinafter, “Performance Based Units” or “Units”), all in accordance with the provisions of the Hillenbrand, Inc. Stock Incentive Plan, as amended from time-to-time (the “Plan”).  The number of Units that will ultimately be earned under this Agreement, as well as the number of shares of Common Stock that will be distributed in settling those earned Units, which will not be determined until the end of the Measurement Period, will depend on the Company’s Total Shareholder Return (as defined below) relative to that of the current members of the Company’s compensation peer group.

The Units are subject to the terms and conditions set forth in the Plan (which is incorporated herein by reference), any rules and regulations adopted by the Board of Directors of the Company or the committee of the Board which administers the Plan (collectively, the “Committee”), and this Agreement.  In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the terms, conditions, and provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly.  This grant becomes effective only if Employee affirmatively accepts it and evidences Employee’s understanding of the terms and conditions of the Award, in accordance with applicable procedures established by the Company.  Any terms used in this Agreement as capitalized defined terms that are not defined herein shall have the meanings set forth in the Plan.  For purposes of this Agreement, “Employer” means the entity (i.e., the Company or the Subsidiary) that employs the Employee.

AWARD INFORMATION

Target Performance Based Unit Award	Units
Maximum Performance Based Unit Award	Units
Measurement Period (three fiscal years)	October 1, 20 through September 30, 20

AWARD DETERMINATION

The number of Units that will be earned at the end of the Measurement Period is a function of the Company’s Total Shareholder Return, compared and ranked against the Total Shareholder Return of the current members of the Company’s compensation peer group.  For purposes of this Agreement, the term “Total Shareholder Return” (TSR), as applied to the Company or any member of its compensation peer group, shall mean stock price appreciation from the beginning to the end of the Measurement Period, plus dividends and distributions made or declared during the Measurement Period (it shall be assumed that such dividends or distributions are reinvested in the common stock of the Company or the applicable member of the peer group), expressed as a percentage return.  To the extent that the Employee is a “covered employee” within the meaning of Code Section 162(m), the Agreement will be administered in accordance with performance-based compensation exception under Code Section 162(m) to the maximum extent possible.

Except as otherwise provided below in the Terms and Conditions, at the end of the Measurement Period, the Units earned will be the number of whole Units (rounded down) equal to the product of (a) the number of Units constituting the Target Performance Based Unit Award set forth above, and (b) a multiplier, as provided in the table set forth below.  This multiplier is determined following the Measurement Period, based on the ranking (expressed as a percentage) of the Company’s TSR during the Measurement Period against the TSR of its peer companies, as follows:

Ranking of Company TSR against peer group members, expressed as a percentage	Multiplier
Equal to or less than 24.99% of peer group	zero (no Units earned)
Equal to 25% up to 29.99% of peer group	.4
Equal to 30% up to 34.99% of peer group	.55
Equal to 35% up to 39.99% of peer group	.7
Equal to 40% up to 44.99% of peer group	.85
Equal to 45% up to 54.99% of peer group	1.0 (target number of Units earned)
Equal to 55% up to 59.99% of peer group	1.15
Equal to 60% up to 64.99% of peer group	1.3
Equal to 65% up to 69.99% of peer group	1.45
Equal to 70% up to 74.99% of peer group	1.6
Equal to or greater than 75% of peer group	1.75 (maximum Units earned)

For purposes hereof, the Company’s peer group consists of the companies identified below.  In the event any such company is not publicly traded at the conclusion of the Measurement Period, it will not be included in the TSR ranking calculated following the Measurement Period; provided, however, that in the event any such company is not publicly traded by reason of bankruptcy, liquidation, or similar proceeding, it shall be included in the TSR ranking with an applicable TSR equal to negative one hundred percent (-100%).

Acuity Brands, Inc. (AYI)	John Bean Technologies Corporation (JBT)
Bruker Corporation (BRKR)	Matthews International Corporation (MATW)
Clarcor, Inc. (CLC)	Middleby Corp. (MIDD)
EnPro Industries, Inc. (NPO)	Herman Miller Inc. (MLHR)
Graco, Inc. (GGG)	Rexnord Corporation (RXN)
HNI Corp. (HNI)	Steelcase Inc. (SCS)
Idex Corporation (IEX)	Tempur Sealy International Inc. (TPX)
Itron, Inc. (ITRI)	Waters Corporation (WAT)

TERMS AND CONDITIONS

Note:  If this Award is granted to an Employee who is employed by a Subsidiary in Canada, Mexico, or a country in Europe or Asia, or is a resident of such a country, the terms and conditions of the Appendix A (and the applicable addenda attached to Appendix A) are hereby incorporated into and shall become part of the Terms and Conditions of this Agreement.

1.             Grant of Performance Based Units.  Pursuant to and subject to the terms and conditions of the Plan, the Company hereby awards to the Employee, who is an employee of the Company or one of its Subsidiaries, the opportunity to earn the number of Units that will be determined at the end of the Measurement Period under the Award Determination section above, up to but not exceeding the number of Units specified above as the Maximum Performance Based Unit Award.  Each Unit represents the conditional right to receive one share of the Company’s common stock, without par value (“Common Stock”).  Upon settlement at the end of the Measurement Period, the earned Units will be settled by the distribution to the Employee of one share of Common Stock for each Unit being settled, as provided in Paragraph 7 and subject to withholding as provided in Paragraph 11.

2.             Acceptance; Transfer Restrictions.  The Employee hereby accepts the award of Units described in this Agreement and agrees that the Units will be held by the Employee and the Employee’s successors subject to (and will not be disposed of except in accordance with) all of the restrictions, terms, and conditions contained in this Agreement and the Plan.  Except as otherwise provided in this Agreement or the Plan, the Employee may not sell, assign, transfer, pledge, or otherwise dispose of or encumber any of the Units, any shares of Common Stock underlying the Units, or any interest in the Units or underlying shares of Common Stock, until the Measurement Period expires, at which time the Employee’s rights in the Units will be earned and settled to the extent provided in this Agreement.  Any purported sale, assignment, transfer, pledge, or other disposition or encumbrance in violation of this Agreement or the Plan will be void and of no effect.

3.             Earning/Measurement Period.  If the Employee remains employed by the Company or a Subsidiary through the end of the Measurement Period, then at the end of the Measurement Period the Units will become fully earned, to the extent determined under the Award Determination section above.  If the Employee does not remain employed through the end of the Measurement Period, the provisions of Paragraph 8 below will apply in determining the number of Units, if any, which will become earned at the end of the Measurement Period.

All Units not earned at the end of the Measurement Period will be forfeited, and the Employee will have no rights or interest in or to those forfeited Units.

4.             Unfunded Obligations.  The Company will reflect the Employee’s interests in the Units and the underlying shares of Common Stock by means of bookkeeping entries on the financial records of the Company, and this Agreement will not create in the Employee or any successors any right to, or claim against any, specific assets of the Company or result in the creation of any trust or escrow account for the Employee or any successors.  With respect to their interests under this Agreement, the Employee and any successors will be general creditors of the Company.

5.             Voting Rights.  The Employee will not have any rights of a shareholder to vote the shares of Common Stock underlying the Units until the Units are earned and settled after the end of the Measurement Period.  Once the Units are settled by distribution of shares of Common Stock, the Employee will have all shareholder voting rights with respect to those shares of Common Stock.

6.             Dividends and Other Distributions.  During the Measurement Period, the Employee will not have any rights of a shareholder to receive dividends or other distributions with respect to the shares of Common Stock underlying the Units (i.e., the Units will not accrue dividends).  Once the Units are settled by distribution of shares of Common Stock, the Employee will have all shareholder rights to dividends and other distributions with respect to those shares of Common Stock.

7.             Actions after Earning is Determined.  As soon after the end of the Measurement Period as is practicable, and in any event on or before the end of the calendar year during which the Measurement Period ends, the Company will settle the earned Units by distributing to the Employee one share of Common Stock for each Unit earned under this Agreement.  To distribute those shares of Common Stock, the Company will, in its discretion, either deliver to the Employee stock certificates representing, or shall instruct the Company’s transfer agent to recognize in book entry form that the Employee is the registered holder of, the number of shares of Common Stock attributable to the earned Units as of the end of the Measurement Period, free from any restrictions or other terms and conditions of this Agreement.  At that same time, the Company shall take such actions as it shall deem appropriate to cancel the forfeited Units and to cause them to no longer be recognized as outstanding awards under the Plan.  The Employee (or his or her successors) shall execute and deliver such instruments and take such other actions as the Company shall reasonably request with respect to the actions to be taken pursuant to this Paragraph.

8.             Termination of Employment.  If the Employee’s employment with the Company and/or a Subsidiary terminates during the Measurement Period (a transfer of employment among the Company and its Subsidiaries will not be treated as a termination of employment), then all or some portion of the Units that would otherwise have become earned Units (based on the actual performance for the Measurement Period) had the Employee remained employed throughout the entire Measurement Period, if any (the “Full Period Units”), will be earned or be forfeited as follows:

(a)           if the Employee’s employment terminates due to death, Disability or Retirement, then at the end of the Measurement Period the number of Units that then become earned Units will be equal to the product (rounded down to the nearest whole Unit) of (i) the number of Full Period Units, and (ii) a fraction, the numerator of which is the sum (to a maximum of 156) of 52 plus the number of full weeks in the Measurement Period during which the Employee was employed by the Company or a Subsidiary, and the denominator of which is 156;

(b)           if the Employee’s employment terminates due to involuntary termination without Cause, then at the end of the Measurement Period the number of Units that then become earned Units will be equal to the product (rounded down to the nearest whole Unit) of (i) the number of Full Period Units, and (ii) a fraction, the numerator of which is the number of full weeks in the Measurement Period during which the Employee was employed by the Company or a Subsidiary, and the denominator of which is 156;

(c)           if the Employee, at termination of employment, is a party to a written employment agreement with the Company or a Subsidiary that provides for the voluntary termination of employment by the Employee for Good Reason, and if the Employee terminates employment voluntarily for Good Reason, then at the end of the Measurement Period the number of Units that then become earned Units will be the same portion of the Full Period Units as if the Employee’s employment had been involuntarily terminated without Cause, as determined under subparagraph (b) of this Paragraph; and

(d)           upon termination of the Employee’s employment for any reason other than those described in subparagraphs (a), (b), or (c) of this Paragraph, all of the Units will be forfeited immediately upon the termination of the Employee’s employment.

9.             Change in Control.  Except as otherwise required under the terms and conditions of any applicable change in control agreement between the Employee and the Company or a Subsidiary, upon the occurrence of a Change in Control during the Measurement Period, the number of Units that then become earned Units will be equal to the product (rounded down to the nearest whole Unit) of (i) the number of Units equal to the Target Performance Based Unit Award, and (ii) a fraction, the numerator of which is the number of full weeks in the Measurement Period prior to the Change in Control, and the denominator of which is 156, and all other shares will be forfeited.

10.          Potential Repayment Obligation.  This Paragraph 10 is applicable only if the Employee holds the office of Vice President, or a higher office, with the Company or one of its significant Subsidiaries as of the effective date of this Agreement.  Notwithstanding any other provision of this Agreement to the contrary, any Units granted or shares of Common Stock issued in connection with this Agreement, and/or any amount received with respect to any sale of any such shares, shall be subject to potential cancellation, recoupment, rescission, payback, or other action in accordance with the terms of the Company’s clawback policy, as it may be amended from time to time (the “Policy”).  The Employee agrees and consents to the Company’s application, implementation, and enforcement of (a) the Policy or any similar policy established by the Company or its Subsidiaries that may apply to the Employee, and (b) any provision of applicable law relating to cancellation, rescission, payback, or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy, any similar policy (as applicable to the Employee) or applicable law without further consent or action being required by the Employee.  To the extent that the terms of this Agreement and the Policy or any similar policy conflict, the terms of such policy shall prevail.

11.          Withholding.  At the time of the settlement of Units by distribution of any shares of Common Stock pursuant to Paragraph 7 of this Agreement, the Company has the right and power to deduct or withhold, or require the Employee to remit to the Company, an amount sufficient to satisfy all applicable tax withholding requirements with respect to such distributed shares.  The Company may permit or require the Employee to satisfy all or part of the tax withholding obligations in connection with this Agreement by (a) having the Company withhold otherwise distributable shares, or (b) delivering to the Company shares of Company Common Stock already owned for a period of at least six months (or such longer or shorter period as may be required to avoid a charge to earnings for financial accounting purposes), in each case having a value equal to the amount to be withheld, which shall not exceed the amount determined by the applicable minimum statutory tax withholding rate (or such other rate as will not result in a negative accounting impact).  For these purposes, the value of the shares of Common Stock to be withheld or delivered will be equal to the Fair Market Value as of the date that the taxes are required to be withheld.

12.          Deferral of Distribution; Code Section 409A Compliance.  To the extent that the Employee is a U.S. tax resident, the Employee may make a one-time, irrevocable election to defer distribution of shares of Common Stock issued in settlement of earned Units by completing and submitting a written election to the Company on such forms and following such procedures as are required by the Company for effecting such elections.  To be effective, the election must be delivered to the Company by the date that is six months before the last day of the Measurement Period and must specify an event or date for distribution of shares of Common Stock from among the following: (a) separation of service, (b) Disability, (c) death, (d) a fixed date, or (e) a Change in Control.  The Employee’s right to defer, as well as all other provisions of this Agreement, shall be interpreted and applied in a manner consistent with the applicable standards for nonqualified deferred compensation plans established by Code Section 409A and its interpretive regulations and other regulatory guidance.  To the extent that any terms of this Agreement would subject the Employee to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy, the applicable Code Section 409A standards.

13.          Notices.  All notices and other communications required or permitted under this Agreement shall be written and delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt required, addressed as follows: if to the Company, to the Company’s executive offices in Batesville, Indiana, and if to the Employee or his or her successor, to the address last furnished by the Employee to the Company.  The Company may, however, authorize notice by any other means it deems desirable or efficient at a given time, such as notice by facsimile or electronic mail.

14.          No Employment Rights.  Neither the Plan nor this Agreement confers upon the Employee any right to continue in the employ of the Employer or limits in any way the right of the Employer to terminate the Employee’s employment at any time.  The Employee shall have no rights as a shareholder of the Company with respect to any shares of Common Stock issuable upon the earning of the Units until the date of issuance of such shares of Common Stock in settlement of the award.

15.          Plan Controlling.  The terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan, which are controlling.  All determinations and interpretations of the Company or the Committee are binding and conclusive upon the Employee and his or her legal representatives.  The Employee agrees to be bound by the terms and provisions of the Plan.

16.          Discretionary Nature of Grant; No Vested Rights.  The Employee acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time.  The grant of the Units under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Units or benefits in lieu of Units in the future.  Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the number of shares of Common Stock subject to the grant, and the vesting provisions.  Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Employee’s employment with the Employer.

17.          Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the Units or other awards granted to the Employee under the Plan by electronic means.  The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18.          Additional Requirements.  The Company reserves the right to impose other requirements on the Units, any shares of Common Stock acquired pursuant to the Units, and the Employee’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the administration of the Plan.  Such requirements may include (but are not limited to) requiring the Employee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

19.          Defined Terms.  For purposes of this Agreement, the following terms have the meanings provided in this Paragraph.  The terms included in the Award Information section of this Agreement have the values specified in that section.

(a)           “Cause” means:

(i)            if the Employee is a party to a written employment agreement with the Company or a Subsidiary that defines “cause” or a comparable term, the definition in that employment agreement, and

(ii)           if not, the Company’s good faith determination that the Employee has:

(1)           failed or refused to comply fully and timely with any reasonable instruction or order of the Company or applicable Subsidiary, provided that such noncompliance is not based primarily on the Employee’s compliance with applicable legal or ethical standards;

(2)           acquiesced or participated in any conduct that is dishonest, fraudulent, illegal (at the felony level), unethical, involves moral turpitude, or is otherwise illegal and involves conduct that has the potential to cause the Company or a Subsidiary or any of their respective officers or directors embarrassment or ridicule;

(3)           violated any applicable Company or Subsidiary policy or procedure, including the Company’s Code of Ethical Business Conduct; or

(4)           engaged in any act that is contrary to the best interests of or would expose the Company, a Subsidiary, their related businesses, or any of their respective officers or directors to probable civil or criminal liability, excluding the Employee’s actions in accordance with applicable legal or ethical standards.

(b)           “Disability” means:

(i)            if the Employee, at termination of employment, is a party to a written employment agreement with the Company or a Subsidiary that defines “disability” or a comparable term, the definition in such employment agreement, and

(ii)           if not, the Company’s good faith determination that the Employee is eligible (except for the waiting period) for permanent disability benefits under Title II of the Federal Social Security Act or, as it relates to Employees residing outside the United States, applicable local law.

(c)           “Good Reason” means, if the Employee, at termination of employment, is a party to a written employment agreement with the Company or a Subsidiary, the definition given to that term or a comparable term in that agreement, if any.

(d)           “Retirement” means termination of employment after having:

(i)            completed at least five years of service in the aggregate with the Company, Hill-Rom Holdings, Inc. (formerly known as Hillenbrand Industries, Inc.), or any Subsidiaries of either of them, and

(ii)           reached age fifty-five (55).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the Company and the Employee have executed this Agreement as of the date first above written.

[EMPLOYEE SIGNATURE]

Print Name:

HILLENBRAND, INC.

By:

Print Name:

Title: